Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Third Quarter 2013 Results and

Discoveries at Lontra and Mavinga

HOUSTON, TX — October 29, 2013 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $160 million, or $0.39 per basic and diluted share for the third quarter of 2013, compared to a net loss of $39 million, or $0.10 per basic and diluted share, for the third quarter of 2012.  The current quarter included $108 million, or $0.27 per share for the impairment of expenditures, including $94 million associated with the Ardennes #1 exploratory well and related prospect leases.

Expenditures (excluding changes in working capital) for the quarter ending September 30, 2013 were approximately $290 million and for the nine months ending September 30, 2013 were approximately $671 million.  Cobalt’s updated 2013 expenditure forecast is $850 to $950 million.  Cash, cash equivalents, and investments at the end of the third quarter were approximately $2 billion.  This includes about $395 million designated for future operations held in escrow and collateralizing letters of credit, but excludes approximately $109 million in the TOTAL drilling fund for the Gulf of Mexico.

Operational Update

Cobalt today also announced discoveries at its Lontra #1 and Mavinga #1 deepwater Pre-salt exploratory wells offshore Angola.

On Block 20, the Lontra #1 well has reached total depth, and the drilling and evaluation results confirm an oil and gas discovery.  Further evaluation, including a drill stem test, is required to assess Lontra’s potential.  Cobalt expects to be able to provide more information on the Lontra #1 well prior to year end.

Upon completion of testing operations, Cobalt plans to mobilize the Petroserv SSV Catarina drilling rig to the Orca #1 Pre-salt exploratory well (formerly the Baleia Prospect), located approximately 15 miles (25 kilometers) northeast of Lontra in Block 20.  Cobalt’s partners in Block 20 include Sonangol Pesquisa e Produção, S.A. and BP Exploration Angola (Kwanza Benguela) Limited.

In addition, Cobalt announced the Mavinga #1 Pre-salt oil discovery on Block 21.  The Cobalt operated Mavinga #1 exploratory well, located approximately 8 miles (12.5 kilometers) northwest of Cobalt’s 2012 Cameia discovery, reached total depth and encountered approximately 100 feet (30 meters) of net oil pay.  This discovery was confirmed by the successful production of oil from mini drill stem tests, direct pressure and permeability measurements, and log and core analyses.  Efforts to establish a sustained flow rate from a full drill stem test were not successful.  Cobalt is in the early stages of determining what operational issues may have prevented the production from the oil reservoir during the drill stem test.

Cobalt estimates a gross oil column of up to 650 feet (200 meters) at the crest of the Mavinga structure updip of the Mavinga #1 well.  Additional drilling will be required to confirm the ultimate gross thickness of the mound and its reservoir quality; however the Mavinga discovery is expected to be tied-back to and become part of the planned Cameia development complex in Block 21.

Following the temporary abandonment of the Mavinga #1 well, Cobalt mobilized the Ocean Confidence drilling rig to proceed with the drilling of the Bicuar #1A Pre-salt exploratory well located south of the Cameia and Mavinga discoveries on Block 21.  Cobalt’s partners in Block 21 include Sonangol Pesquisa e Produção, S.A., Nazaki Oil and Gaz, and Alper Limitada.

“While operations are still continuing at Lontra, it’s clear that each of Cobalt’s four wells to date has been successful in finding and delineating new hydrocarbon resources in the Angolan Pre-salt.  This is a remarkable and highly unusual start to the exploration of such an immense new basin,” said Joseph H. Bryant, Cobalt’s Chairman and Chief Executive Officer.  “Our early success in exploring the Pre-salt offshore Angola and Gabon, coupled with our success to date in the deepwater Gulf of Mexico, are a testament to the depth of Cobalt’s portfolio.”

Conference Call

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s third quarter 2013 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer, John P. Wilkirson, Chief Financial Officer, and James W. Farnsworth, Chief Exploration Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the replay is 10000665.  The replay will be available until November 12, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com.  A replay of the webcast will also be available for approximately 30 days following the call.

For more information about these announcements, see Cobalt’s October 2013 Investor Presentation, which can be found on Cobalt’s website at www.cobaltintl.com in the Investor Center-Publications & Presentations section.

About Cobalt

Cobalt is an independent oil exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Richard A. Smith Vice President, Investor Relations, Compliance and Risk Management +1 (713) 579-9141	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	($ in thousands except per share data)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses:
Seismic and exploration	14,555	6,327	41,430	35,682
Dry hole expense and impairment	108,321	15,041	212,199	131,720
General and administrative	22,347	18,916	68,507	52,239
Depreciation and amortization	440	269	1,345	782
Total operating costs and expenses	145,663	40,553	323,481	220,423
Operating income (loss)	(145,663)	(40,553)	(323,481)	(220,423)
Other income (expense):
Gain on sale of assets	—	—	2,993	—
Interest income	1,465	1,339	4,610	3,955
Interest expense	(15,802)	—	(51,027)	—
Total other income (expense)	(14,337)	1,339	(43,424)	3,955
Net income (loss) before income tax	(160,000)	(39,214)	(366,905)	(216,468)
Income tax expense	—	—	—	—
Net income (loss)	$(160,000)	$(39,214)	$(366,905)	$(216,468)
Basic and diluted income (loss) per share	$(0.39)	$(0.10)	$(0.90)	$(0.54)
Basic and diluted weighted average common shares outstanding	406,941,392	406,543,628	406,803,860	402,272,534

Consolidated Balance Sheet Information:

	September 30, 2013	December 31, 2012
	($ in thousands)
Cash and cash equivalents	$220,512	$1,425,815
Short-term restricted funds	228,533	90,440
Short-term investments	1,221,552	789,668
Total current assets	1,890,098	2,456,742
Total property, plant and equipment	1,423,626	1,099,756
Long-term restricted funds	166,701	395,652
Long-term investments	200,597	36,267
Total assets	3,715,831	4,011,459
Total current liabilities	222,493	160,956
Total long-term liabilities	1,152,032	1,161,285
Total stockholders’ equity (406,943,582 and 406,596,884 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively)	2,341,306	2,689,218
Total liabilities and stockholders’ equity	3,715,831	4,011,459

Consolidated Statement of Cash Flows Information:

	For Nine Months Ended September 30,
	2013	2012
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(239,983)	$(141,393)
Investing activities	(964,328)	(513,797)
Financing activities	(992)	489,414